Exhibit 99

Middleburg Financial Corporation Announces Second Quarter 2004 Financial Results

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

   jboling@middleburgbank.com

Alice P. Frazier, EVP & COO

540-687-4801 or

  afrazier@middleburgbank.com

MIDDLEBURG, VIRGINIA (July 30, 2004) –Middleburg Financial Corporation (NASDAQ SM – MBRG) reported asset growth of 13.6% since June 30, 2003,  leading to total consolidated assets of $547.2 million at June 30, 2004.  The loan portfolio also achieved a year over year increase of 21.6% to $284.5 million at June 30, 2004.  Net income was $3.7 million, or $0.94 per diluted share, for the six months ended June 30, 2004.  This is a 14.7% decrease from the $4.3 million, or $1.13 per diluted share, reported for the six months ended June 30, 2003.  For the three months ended June 30, 2004, net income was $1.7 million or $0.44 per diluted share.  This is a 24.9% decrease from the $2.3 million or $0.60 per diluted share for the three months ended June 30, 2003. The annualized return on average assets and return on average equity were 1.38% and 15.20%, respectively, for the six months ended June 30, 2004.

Net income per diluted share is summarized before:

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Core Operations	$ 0.42	$ 0.44	$ 0.81	$ 0.89
Mortgage Banking Operations	0.07	0.15	0.15	0.20
Security Gains (Losses)	(0.03)	0.03	0.02	0.08
Amortization Expenses	(0.02)	(0.02)	(0.04)	(0.04)
Net Income per Diluted Share	$ 0.44	$ 0.60	$ 0.94	$ 1.13

All per share amounts have been adjusted to reflect the Company’s two-for-one common stock split in October 2003.

Core operations have been impacted by a declining net interest margin, marginal decline in net mortgage banking income and slower than expected recovery in the investment sales division.  In addition, gains realized on the sale of investment securities during the first six months of 2004 decreased $362,000 from those realized during the same period in 2003.  This decrease accounted for $0.06 or 31.6% of the decrease in earnings per diluted share for the six months ended June 30, 2004.

“The economy and interest rate cycle have challenged us to focus more than ever on asset/liability management and our balance sheet,” stated Joseph L. Boling, Chairman and CEO.  “While I am pleased that we experienced double digit asset and loan growth year over year, we also allowed the investment portfolio to decrease by nearly $20 million since December 31, 2003.  We do not feel the risks of reinvesting at the bottom of the market are exceeded by the spread currently being offered .  However, we are excited by the opportunity for continued growth with the November opening of our first eastern Loudoun county financial service center.  The newest financial services center will be located in Reston, Virginia and focused primarily on delivering commercial banking services but will also provide wealth management and mortgage banking services.

“The Reston Financial Services Center is part of a long-range strategic plan Middleburg Bank is pursuing in the region that matches branching with the demands of each micro-market within the broader Northern Virginia metroplex.  The bank is currently doubling the size of its Purcellville branch to meet growing demand within the community.  We have also purchased property in both Warrenton and Sterling for financial services centers expected to open in 2005.  Additional locations are being sought in Gainesville and Chantilly.

“Over the past 10 years, we have taken full advantage of the opportunities presented in our market.  We are now preparing for the next business cycle and the different types of opportunities that are before us.  We have carefully crafted a branching plan that we expect to complete over the next 3 to 5 years, depending on market needs.  We have never been a bank that expands for the sake of expansion.  At the same time we cannot ignore the service demands of our growing market place. This is a major investment for us. Expanding and growing requires capital and manpower.  Most important, it will allow us to continue to provide the kind of hands-on personal service every single one of our clients expect.”

Net Interest Income and Net Interest Margin

The net interest margin declined from 4.79% for the six months ended June 30, 2003 to 4.26% for the six months ended June 30, 2004. This decline in net interest margin is due to lower yields earned on new loan growth during a period of low interest rates.  The margin has also been impacted by an increased reliance on higher cost deposits or borrowed money to fund the earning asset growth.   In addition, on May 1, 2004, the Company implemented FASB 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans. Implementation of this Statement changes the Company’s previous practice of recognizing loan origination and commitment fees at  inception of the loan.  With the implementation of the Statement, these fees are recognized over the life of the related loan as an adjustment of yield.  The deferral of such income reduced the overall yield on the loan portfolio by approximately  eight  basis points for the six month period ended June 30, 2004. As a result, for the same six month period, the income recognition change negatively affected the net interest margin by nearly five basis points.

Net interest income increased 6.4% from $9.3 million for the six months ended June 30, 2003 to $9.9 million for the same period in 2004.  Interest income increased 4.8% and interest expense decreased .66% when comparing the six months ended June 30, 2004 to June 30, 2003. Interest income from loans increased $522,000 to $8.6 million for the six months ended June 30, 2004, compared to $8.1 million for the same period in 2003.  Approximately $62 million, or 21.8% of the loan portfolio at June 30, 2004 is tied to the Wall Street Journal prime interest rate. As a result, each 25 basis point increase to this index would result in nearly $156,000 in additional annual interest income for that portion of the loan portfolio. Mortgages held for sale were $22.5 million at June 30, 2004.  Mortgages held for sale  also earn a variable rate of interest that is tied to one month LIBOR.

Interest income from the investment portfolio increased to $4.2 million for the six months ended June 30, 2004 from $4.1 million for the six months ended  June 30, 2003. Average earning assets grew 19.2% from $406.3 million for the six months ended June 30, 2003 to $484.4 million for the six months ended  June 30, 2004.  Total  interest expense, including both deposits and borrowings, remained virtually the same at $2.9 million for both the six months ended June 30, 2004 and 2003, respectively.  Expense related to borrowed funds, in particular,  increased nearly $296,000 from $1.2 million at June 30, 2003 to $1.5 million at June 30, 2004.

The Company’s interest rate profile has a slightly liability sensitive bias for the next 12 months.  The profile then shifts toward intermediate and long term asset sensitivity over a “one to two year” and “beyond two year” time frame, respectively.  The balance sheet growth strategy continues to move the Company towards a less sensitive profile; much of the recent loan growth has been of a variable rate,  while funding growth has been in less sensitive non-maturity deposits. Based on conservative internal interest rate risk models and the assumption of a sustained rising rate environment, the Company expects net interest income to trend downward slightly throughout the next twelve months as mortgage related assets extend and funding costs rise quickly.  The expected decrease to net interest income could be as little as 1.74% in a 12 month period of rising rates of 200 basis points.

“We continue to fine tune our balance sheet to remain as neutral to the interest rate cycle as possible.  The potential decrease in net interest income of only 1.74% in a twelve month period of rising rates is easily overcome with growth in earning assets,”  stated Mr. Boling.

Non Interest Income

Non interest income decreased 21.0% to $4.1 million for the six month period ended June 30, 2004, compared to $5.2 million for same period in  2003.

During the first quarter of 2003, mortgage banking income and certain loan fees related to mortgage banking  were reported on a gross income basis.  All expenses of that department were reported as service charges within non interest expense. On April 15, 2003, Middleburg Bank acquired a 40% interest in Southern Trust Mortgage, LLC (STM) and, as part of the investment in STM, Middleburg Bank’s mortgage banking department was transferred to STM.  All mortgage banking-related earnings  after April 30, 2003 are now being reported within the equity in earnings from affiliate.  Equity in earnings from affiliate were $879,000 for the six months ended June 30, 2004, an increase of $115,000 or 15.1% from  $764,000  for the six months ended June 30, 2003.  Equity in earnings from affiliate decreased 9.3% or $43,000 to $418,000 for the three months ended June 30, 2004 from $461,000 for the three months ended March 31, 2004.

STM closed $488.2 million in loans during the first six months of 2004 with 63.7% of its production attributable to purchase money financings.  STM also originated and closed $2.0 million in new construction loans during that same period.

Service charges, which include both deposit fees and certain loan fees, decreased $233,000 or 19.8% to $948,000 for the six months ended June 30, 2004, compared to $1.2 million for the same period in 2003. Approximately $96,000 of the decrease is attributable to the Bank no longer recognizing certain loan fees related to the sale of mortgages since its investment in STM.  Gilkison Patterson Investment Advisors (GPIA), a registered investment advisor,  produced advisory fees that increased 4.1% to $1.1 million for the six month period ended June 30, 2004, compared to $1.0 million for the same period in 2003. GPIA currently manages approximately $584.0 million in assets.   Tredegar Trust Company, a wholly owned trust subsidiary, produced fiduciary fees that increased 21.6% to $788,000 for the six month period ended June 30, 2004, compared to $648,000 for the same period in 2003. Assets under administration at Tredegar grew 22.9% or $105.7 million to $567.4 million from June 30, 2003 to June 30, 2004. Fiduciary fees and investment advisory fees are based primarily upon the market value of the accounts under administration/management.

Investment sales fees decreased 46.6% to $344,000 for the six months ended June 30, 2004, compared to $645,000 for the six months ended June 30, 2003. A strategic decision was made late in the third quarter of 2003 to change the broker dealer clearing provider in the investment services department.  This decision has resulted in a  temporary  decline in investment sales revenues.   The new clearing relationship has provided better client service, heightened regulatory control, additional growth opportunities, and is anticipated to improved financial contribution to the Company in the near term.  However, since the system conversion, the investment services department has downsized from five financial consultants to two.  This has significantly impacted the level of revenue generated by the department.  The Company is aggressively seeking financial consultants to assist in efforts to return to production levels recognized prior to the broker dealer conversion.

The components of non interest income are presented in the table below.

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2004	2003	2004	2003

Fees from Deposits & Loans	$ 509	$ 588	$ 948	$ 1,181
Fiduciary Fees	394	330	788	648
Investment Advisory Fees	540	512	1,085	1,040
Investment Sales Fees	169	342	344	645
Equity in Earnings From Affiliate	418	764	879	764
Mortgage Sales Fees	-	266	-	900
Other Income	46	37	75	37
Non Interest Income	$ 2,076	$ 2,839	$ 4,119	$ 5,215

Non Interest Expense

Non interest expense increased 1.8% to $8.7 million for the six months ended June 30, 2004, compared to $8.5 million for  the same period in 2003.  Cost controls over expenses and lower sales commissions have contributed to the lower level of increases in non interest expense.  Salaries and employee benefits increased by 10.8% when comparing the six month periods ended June 30, 2004 and June 30, 2003.   Additions to staff to support business development, retail branching and the formation of a wealth management team have contributed to the increase in salaries and employee benefits.  Commissions paid on investment sales fees and mortgage banking decreased 75.3% to $165,000 for the six month period ended June 30, 2004  from $667,000 for the same period in 2003.  For the first half of  the six month period ended June 30, 2003, sales commissions included mortgage banking, which accounted for $318,000 of the $667,000 total.  Mortgage banking sales commission are now reported net in the non interest income within equity in earnings from affiliate. Other operating expense increased 7.1% to $2.3 million for the six months ended June 30, 2004.  Much of the increase in other operating expenses is related to increased volume from new clients and transactions.

The components of the non interest expense are presented in the table below.

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2004	2003	2004	2003

Salaries and Employee Benefits	$ 2,437	$ 2,201	$ 4,931	$ 4,458
Sales Commissions	80	285	165	668
Net Occupancy & Equipment	528	546	1,104	1,125
Advertising	104	78	183	140
Other Operating Expenses	1,243	1,074	2,270	2,112
Non Interest Expense	$ 4,392	$ 4,184	$ 8,653	$ 8,503

Total Consolidated Assets

Total assets increased 13.6% to $547.2 million at June 30, 2004 from $481.6 million at June 30, 2003.  Total loans, net of allowance for loan losses, increased 21.6% to $284.5 million at June 30, 2004 from $233.9 million at June 30, 2003.  Considering the current interest rate environment, the Company has been cautious about the amount and type of loan growth it has added to the loan portfolio.  Additional staff, a solid local economy and the relationship with STM contributed to the strong loan growth experienced.  Non-performing loans increased to $355,000 or .12% of total loans outstanding at June 30, 2004.  The loan loss provision was $219,000 for the six months ended June 30, 2004.  The allowance for loan losses was $2.91 million or 1.01% of total loans outstanding at June 30, 2004.  Net recoveries were $82,000 for the six months ended June 30, 2004, compared to net charge offs of $238,000 for the six months ended June 30, 2003.

The investment portfolio increased $9.2 million or 5.4% to $179.5 million at June 30, 2004 compared to $170.3 million at June 30, 2003.  In anticipation of rising interest rates, , the Company has held to an investment strategy during the previous 18 months that focuses on keeping the portfolio relatively short by purchasing securities with maturities that on average do not exceed three years.  This strategy has impacted the Company’s earnings by decreasing the overall yield but management believes the overall shorter duration is more desirable in the current interest rate environment.  For the first six months of 2004, the investment portfolio returned $13.6 million in principal payments and $9.4 million from securities calls and maturities.  At June 30, 2004, the tax equivalent yield on the investment portfolio was 4.74%.

Deposits and Other Borrowings

Deposits increased 14.1% to $417.9 million at June 30, 2004 from $365.2 million at June 30, 2003. The Bank has focused some of its media advertising on campaigns specifically targeted to grow checking accounts.

Securities sold under agreements to repurchase with commercial checking account clients totaled $26.7 million at June 30, 2004. Federal Home Loan Bank advances were $38.5 million at June 30, 2004.

During the fourth quarter of 2003, the Company participated in a pooled offering to issue $5.1 million in trust preferred securities.  Trust preferred securities are long-term securities that are treated as Tier 1 capital for regulatory purposes and debt for income tax purposes, with an associated interest deduction for dividends paid.  The Company issued these trust preferred securities to support the branching strategy.

Equity

Shareholders’ equity was relatively unchanged at $46.8 million at June 30, 2004 compared to June 30, 2003.  The book value of the Company at June 30, 2004 was $12.31 per common share.  Total common shares outstanding were 3,803,552 at June 30, 2004.

On June 17, 2004, the board of directors declared a $.19 per common share cash dividend for shareholders of record as of June 30, 2004 and paid on July 23, 2004.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company, and Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun County and western Fauquier County, Virginia with six branches.  Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Gilkison Patterson Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
FINANCIAL SUMMARY
(dollars in thousands, except per	For the Quarter Ended			For the Six Months Ended
share data)	June 30,			June 30,
			%			%
	2004	2003	Change	2004	2003	Change
SUMMARY OF OPERATIONS
Interest Income - Loans	$ 4,421	$ 4,068	8.7%	$ 8,614	$ 8,092	6.5%
Interest Income - Investment & Other	2,021	2,064	-2.1%	4,150	4,091	1.4%
Interest Expense - Deposits	695	831	-16.4%	1,397	1,713	-18.4%
Interest Expense - Other Borrowings	717	593	20.9%	1,461	1,164	25.5%
Net Interest Income	$ 5,030	$ 4,708	6.8%	$ 9,906	$ 9,306	6.4%
Provision for Loan Losses	110	225	-51.1%	219	300	-27.0%
Net Interest Income After Provision
for Loan Losses	$ 4,920	$ 4,483	9.7%	$ 9,687	$ 9,006	7.6%
Non-Interest Income	2,076	2,839	-26.9%	4,119	5,215	-21.0%
Net Securities Gains (Losses)	(102)	146	-169.9%	79	441	-82.1%
Non-Interest Expense	4,392	4,184	5.0%	8,653	8,503	1.8%
Income Before Taxes	$ 2,502	$ 3,284	-23.8%	$ 5,232	$ 6,159	-15.1%
Income Taxes	774	982	-21.2%	1,556	1,847	-15.8%
Net Income	$ 1,728	$ 2,302	-24.9%	$ 3,676	$ 4,312	-14.7%
PER SHARE DATA(1)
Net Income - Basic	$ 0.45	$ 0.61	-26.2%	$ 0.97	$ 1.15	-15.7%
Net Income - Diluted	$ 0.44	$ 0.60	-26.7%	$ 0.94	$ 1.13	-16.8%
Cash Dividends	$ 0.19	$ 0.16	18.8%	$ 0.38	$ 0.16	137.5%
Book Value				$ 12.31	$ 12.33
Common Shares Outstanding	3,803,552	3,794,382		3,803,552	3,794,532
Average Shares Outstanding, Basic	3,803,496	3,780,742		3,803,322	3,743,052
Average Shares Outstanding, Diluted	3,920,425	3,868,014		3,921,175	3,818,066
PROFITABILITY RATIOS
Return on Average Assets	1.32%	2.02%		1.38%	1.88%
Return on Average Equity	15.06%	20.00%		15.20%	18.96%
Net Interest Margin (tax equivalent basis(2))	4.21%	4.79%		4.26%	4.79%
Efficiency Ratio (3)	60.25%	53.80%		59.81%	56.76%
Dividend Payout	42.22%	25.45%		39.18%	26.91%
CAPITAL RATIOS
Leverage Ratio				10.07%	10.41%
Risk-Based Capital Ratios
Tier 1 Capital Ratio				16.09%	15.70%
Total Capital Ratio				17.25%	14.51%
Equity to Assets				8.55%	9.71%
Tangible Equity to Tangible Assets				7.64%	8.63%
Loans to Deposits				68.75%	64.69%
ASSET QUALITY
Non-Performing Loans				$ 355	$ 33	975.76%
Loans Past Due 90 Days or More				28	2	1300.00%
Allowance for Loan Losses				2,906	2,369	22.67%
Net (recoveries) Charge-Offs	(65)	213		(82)	238	-134.45%

Non-Performing Loans to Loans				0.12%	0.01%	1100.00%
Allowance for Loan Losses to Loans				1.01%	1.00%	1.00%
Net (recoveries) Charge-Offs to Average Loans	-0.02%	0.09%		-0.03%	0.10%	-130.00%
Allowance for Loan Losses to
Non-Performing Loans				817.58%	7178.79%	-88.61%
AVERAGE BALANCES
Investment Securities Portfolio	$ 193,910	$ 166,679	16.34%	$ 194,796	$ 165,708	17.55%
Loans	277,490	228,098	21.65%	270,910	220,642	22.78%
Earning Assets	495,524	413,327	19.89%	484,402	406,263	19.23%
Assets	540,612	455,179	18.77%	529,859	442,878	19.64%
Deposits	380,655	345,838	10.07%	375,114	338,458	10.83%
Stockholders' Equity	47,473	46,040	3.11%	48,242	43,943	9.78%
SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio				179,473	170,297	5.39%
Loans, net of allowance for loan losses				284,488	233,904	21.63%
Earning Assets				501,262	432,819	15.81%
Assets				547,232	481,633	13.62%
Deposits				417,892	365,167	14.44%
Stockholders' Equity				46,804	46,775	0.06%

________________________

(1)

All per share information for all periods presented have been adjusted to reflect the Company’s two-for-one common stock split in October 2003.

(2)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e. municipal income) then subtracting interest expense. The Company’s tax rate utilized is 34%.  For the six months ended June 30, 2004 and 2003, net interest income on a tax equivalent basis was $10.3 million and $9.8 million, respectively.  For the three months ended June 30, 2004 and 2003, net interest income on a tax equivalent basis was $5.2 million and $4.9 million, respectively.

(3)

The efficiency ratio is computed by dividing non-interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.